                                                                    EXHIBIT 99.2



CONTACT:  Michael Berman                    FOR IMMEDIATE RELEASE
          (312) 279-1496                    July 17, 2006


                   ELS CEO COMMENTS ON SECOND QUARTER RESULTS


         CHICAGO, IL -- JULY 17, 2006 -- Equity LifeStyle Properties, Inc. (NYSE: ELS) announced comments on the Company's second quarter performance. The comments reflect the prepared remarks of Thomas Heneghan, President and CEO of the Company. The remarks should be read in conjunction with the second quarter earnings release issued separately today.

         "We believe our business will continue to benefit from a positive operating environment due to the quality of our real estate locations and the demographic trends occurring in the United States. Our year-to-date core property revenue growth of approximately 4.2 percent reflects this environment. More importantly, this revenue growth was generated by underlying factors that lead to value creation over the long-term and were negatively impacted by what we believe will be short-term influences.

         Our goal of creating long-term predictable revenue streams from our assets is being executed with success at the operating level. A breakdown of our year-to-date growth reflects this effort. Our total core revenues from annual customers have increased approximately 4.6 percent year-to-date, despite a continued impact on occupancy from the hurricanes in Florida over the last few years. These revenues account for almost 80 percent of our total core property operating revenues. This growth is occurring in both our community and resort properties.

         Our revenues from seasonal customers has increased almost 9 percent on a year-to-date basis. These revenues account for approximately 7 percent of our total core property operating revenues. It is important to note that these seasonal revenues are highly recurring revenue streams although they are generated primarily from Thanksgiving through Easter each year. In addition, recently established customer loyalty programs have been well received and enhance the recurring nature of this "seasonal" revenue.

         Combined, these core annual and seasonal revenues and the associated utility and other income represent in excess of 93 percent of total core property operating revenues and have increased almost 5 percent on a year-to-date basis.

         Our most volatile revenue stream relates to the transient activity occurring at approximately 7 percent of our total sites. These customers are active RV'ers enjoying an on the road vacation experience. Over time, many of these customers choose to become seasonal and annual customers as their lifestyle evolves. As a result, we view these customers as an important component of our customer base. However, in 2004 as part of a portfolio acquisition, we acquired a 541-site resort property in Orlando, Florida catering exclusively to the transient customer. This property accounts for approximately one-third of our transient revenues.

         We have taken steps to introduce long-term revenue at this property that have negatively impacted its top line revenue growth, which was down 8 percent on a year-to-date basis. We have initiated a cottage sales program and through June 30th, have converted almost 5 percent of the sites to annual sites at rents of approximately $6,000 per year. Our current plan is to convert up to 125 sites to this cottage program. In addition, the property operates a rental unit program on approximately 130 sites, which have recently been leased to Privileged Access. These steps to introduce long-term revenues will negatively impact year-to-year comparisons of our transient revenue.

         Our sales operation has contributed to our ability to drive top line revenue growth and will continue to be an important part of our business. However, rising short-term interest rates increase the carrying cost of our inventory levels and we will need to balance our sales goals in light of this higher carrying cost.

         Cost pressures related primarily to utility costs and insurance have impacted our operating expenses. With respect to utility costs, we believe much of this cost can be passed through to customers. We have historically done this with success at many of our properties;

however, some of our recent acquisitions have not yet unbundled their utilities. As a result, increasing utility costs have negatively impacted the year-to-date increase in core net operating income.

         Recent natural disasters have impacted the insurance markets, creating uncertainty with respect to the amount, terms and cost of property and casualty insurance. Our policy renewal earlier this year reflected a 50 percent increase in property and casualty premiums. We will evaluate our future insurance needs in light of this changing environment, which could potentially lead to higher retained insurance exposures. Our Florida properties have directly experienced five significant hurricanes over the last few years. However, the outstanding performance of our residents, employees and the new home product demonstrates the inherent stability of our business.

         We currently have approximately $140 million in short-term debt out of a total of approximately $1.7 billion in outstanding debt. Through various refinancing activities over the last few years we have reduced our exposure to rising interest rates, having fixed our overall interest rate on our long-term secured debt at approximately 6 percent, with no significant maturity before 2008. In addition, the quality of our cash flow was acknowledged by our recent renewal of unsecured debt facilities. We increased our financial flexibility while lowering our credit-spread by approximately 35 basis points. Nevertheless, the increase in short-term interest rates from the beginning of the year will impact our short-term borrowing costs beginning in 2007 as our current LIBOR contract matures.

         Our strategic initiatives continue to include efforts to increase our investment in high quality real estate locations, in part by reallocating our capital away from affordable housing investments. We also continue to evaluate our excess land holdings and alternative use opportunities. These opportunities generally fall into one of four categories: develop, sell, lease or joint venture. We believe we are prudently evaluating the various options.

         In connection with this strategic perspective, the recent change in the ownership of our lessee for the Thousand Trails properties is already creating a more positive environment. In addition to improving on the results of the Thousand Trails business, Privileged Access has also begun leasing an additional seven membership properties acquired during the second quarter and has entered into the lease of 130 sites at our Orlando, Florida property. Privileged Access is expected to introduce a flexible use product using resort cottages at this location.

         We are very comfortable with our portfolio and the high quality of our real estate holdings. We view many of our assets as scarce properties that would be difficult and in some cases impossible to replace. We also believe we are creating an operating platform that will allow us to maximize the cash flow potential of our assets in a use consistent with our business."

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the SEC. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 294 quality properties in 30 states and British Columbia consisting of 108,440 sites. We are a self-administered, self-managed, real estate investment trust
(REIT) with headquarters in Chicago.

         A webcast of these remarks will be available on the Company's website prior to the live webcast of Equity LifeStyle Properties, Inc.'s conference call discussing these second quarter results. The live webcast will be available via our website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central Time on July 18, 2006. The conference call will be limited to questions and answers from interested parties.

                                       ###